Exhibit 99.1

ChromaDex Announces Agreement to Launch Commercial Joint Venture in Mainland China

The signed agreement establishes beachhead to broadly market and distribute Tru Niagen® to Mainland China’s aging population

LOS ANGELES, CA - May 19, 2022 - ChromaDex Corp. (NASDAQ:CDXC) (“the Company”) a global bioscience company dedicated to healthy aging, today announced it has entered into an agreement (the “JV Agreement”) to establish a joint venture through its wholly owned subsidiary ChromaDex Asia Limited (the “JV” or “ChromaDex Asia”). Upon establishment of the JV, membership of ChromaDex Asia will collectively consist of the Company; Crystal Lake Developments Limited; Pioneer Idea Holdings Limited; and Hong Kong Taikuk (China) Group Limited. ChromaDex Asia is expected to assume the distribution agreement noted in a previous announced press release with Sinopharm Xingsha (“Sinopharm”) as it relates to the commercialization of Tru Niagen® in mainland China and its territories, excluding Hong Kong, Macau and Taiwan (the “Territory”). The JV’s entry into a distribution agreement will be contingent upon Sinopharm successfully attaining health food product registration for Tru Niagen® with the People’s Republic of China’s State Administration for Market Regulation (“SAMR”). SAMR is the regulatory body responsible for health food registration. Health food registration is a key regulatory step required to be able to broadly market and distribute Tru Niagen® products in China. Formation of the joint venture is subject to customary closing conditions.

“The establishment of this joint venture marks an expansion milestone in ChromaDex’s China strategy and sets the necessary foundation to advance sales of Tru Niagen® in this key market,” said Rob Fried, CEO of ChromaDex. “We are honored to extend our professional relationship with existing strategic partners, as well as our new partner in this venture, Taikuk.”

For detailed transaction terms, see 8-K (filed on May 19, 2022).

Important Note on Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements with respect to the formation of the JV and the commercialization of the Products in the Territory, the entry into the agreements contemplated by the JV, including the distribution agreements and, the timing of the closing of the JV Agreement. These forward-looking statements are based upon the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the satisfaction of customary closing conditions related to the Agreement and obtaining the health food registration. Additional risks and uncertainties relating to the Company and its business can be found under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the Securities and Exchange Commission and other filings submitted by the Company. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations after the date of this press release.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Brianna Gerber	Kendall Knysch
Vice President of Finance and Investor Relations	Director of Media Relations
949-419-0288 ext. 127	310-388-6706 ext. 689
briannag@chromadex.com	kendall.knysch@chromadex.com